Exhibit 10.2

March 18, 2018

Life Storage, Inc.

Life Storage LP

6467 Main Street

Williamsville, New York 14221

Attn: David L. Rogers, Chief Executive Officer

Re:	Employment Agreement by and among Life Storage, Inc. (the “Corporation”), Life Storage LP (the “Partnership”) and Kenneth F. Myszka (the “Executive”), as amended and restated as of January 1, 2009, and as further amended by an amendment dated as of January 19, 2015 and an amendment dated as of February 22, 2017 (as amended, the “Employment Agreement”)

Dear Dave:

Reference is hereby made to the Employment Agreement.    Capitalized terms not defined herein shall have such meanings as set forth in the Employment Agreement.

Section 4(e) of the Employment Agreement provides that I, the Executive under the Employment Agreement, may terminate the Employment Agreement for Good Reason. Good Reason is defined in the Employment Agreement to exist if certain events occur including, as set forth in clause (v) of such definition, if I am not elected to the Board of the Corporation at any annual meeting of the Corporation’s shareholders.

On or about the date hereof, I have advised the Corporation that I have voluntarily chosen not to stand for reelection as a member of the Board of the Corporation at the 2018 annual meeting of the Corporation’s shareholders (the “2018 Annual Meeting”); and, as such, I will not be elected to the Board of the Corporation at the 2018 Annual Meeting.

By this letter, I hereby acknowledge and agree with the Corporation and the Partnership that the definition of Good Reason in the Employment Agreement is hereby amended to delete clause (v) of such definition and that, I shall not have the right to terminate the Employment Agreement or otherwise make a claim against the Corporation or the Partnership as a result of me not being elected to the Board of the Corporation at the 2018 Annual Meeting or any other meeting, it being acknowledged that I have voluntarily elected to not stand for election.

Very Truly Yours,

/s/ Kenneth F. Myszka
Kenneth F. Myszka

Acknowledged and Agreed:

LIFE STORAGE, INC.

By:	/s/ David L. Rogers
David L. Rogers, Chief Executive Officer

LIFE STORAGE LP

By:	Life Storage Holdings, Inc., its General Partner

By:	/s/ David L. Rogers
David L. Rogers, Chief Executive Officer